Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DONEGAL GROUP INC.

UNDER SECTION 242 OF THE GENERAL CORPORATION

LAW OF THE STATE OF DELAWARE

Donegal Group Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY THAT:

FIRST: The Board of Directors (the “Board”) of Donegal Group Inc. (the “Corporation”), at a meeting thereof held on March 12, 2013 pursuant to notice duly given, duly adopted the following resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for consideration of the proposed amendment by the stockholders of the Corporation. The resolutions setting forth the proposed amendment are as follows:

WHEREAS, the Board declares it advisable to amend Article 4 of the Corporation’s Certificate of Incorporation to (i) increase the number of authorized shares of capital stock from 42,000,000 shares, consisting of 30,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 2,000,000 shares of Series Preferred Stock, to 52,000,000 shares, consisting of 40,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 2,000,000 shares of Series Preferred Stock and (ii) restate in its entirety Article 4 of the Corporation’s Certificate of Incorporation as so amended; it is

RESOLVED, that the Corporation hereby amends and restates Article 4 of the Corporation’s Certificate of Incorporation so that Article 4 as amended and restated shall read in its entirety as set forth on Exhibit A to this Certificate of Amendment; and

FURTHER RESOLVED, that the Corporation shall submit the amendment to and restatement of Article 4 of the Corporation’s Certificate of Incorporation to the stockholders of the Corporation for approval in accordance with the applicable provisions of the DGCL.

SECOND: Thereafter, pursuant to a resolution of the Board, at the annual meeting of the stockholders of the Corporation held on April 18, 2013, (i) the holders of a majority of the voting power of the outstanding shares of the Corporation’s Class A Common Stock and Class B Common Stock entitled to vote on the proposed amendment voting together as a single class approved and adopted the amendment and (ii) the holders of a majority of the voting power of the outstanding shares of the Corporation’s Class A Common Stock entitled to vote on the proposed amendment voting separately as a single class approved and adopted the amendment.

THIRD: The Corporation duly adopted the amendment in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has executed this Certificate of Amendment by Donald H. Nikolaus, its President and Chief Executive Officer, and Sheri O. Smith, its Secretary this 22nd day of April, 2013.

DONEGAL GROUP INC.

By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus,
President and
Chief Executive Officer

ATTEST:

By:	/s/ Sheri O. Smith
Sheri O. Smith, Secretary

EXHIBIT A

4.        The aggregate number of shares of stock which the Corporation shall have authority to issue is 52,000,000 shares, consisting of (i) 40,000,000 shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), (ii) 10,000,000 shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”), and (iii) 2,000,000 shares of Series Preferred Stock, par value $.01 per share (the “Preferred Stock”).

(a)    The powers, preferences and rights and the qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock, respectively, shall be as follows:

(i)    Except as otherwise required by law or as otherwise provided in this Article 4, each share of Class A Common Stock and each share of Class B Common Stock shall be of equal rank and shall have identical powers, preferences, qualifications, limitations, restrictions and other rights.

(ii)    Except as otherwise required by law or as otherwise provided in the Corporation’s Certificate of Incorporation, with respect to all matters upon which the stockholders of the Corporation are entitled to vote, each holder of Class A Common Stock shall be entitled to one-tenth of one vote for each share of Class A Common Stock held and each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held. Except as otherwise required by the DGCL or the Corporation’s Certificate of Incorporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together as a single class on all matters to be voted upon by the stockholders of the Corporation.

(iii)    Each share of Class A Common Stock outstanding at the time of the declaration of any dividend or other distribution payable in cash upon the shares of Class B Common Stock shall be entitled to a dividend or distribution payable at the same time and to stockholders of record on the same date in an amount at least 10% greater than any cash dividend declared upon each share of Class B Common Stock. Each share of Class A Common Stock and Class B Common Stock shall be equal in respect to dividends or other distributions payable in shares of capital stock provided that such dividends or distributions may be made (1) in shares of Class A Common Stock to the holders of Class A Common Stock and in shares of Class B Common Stock to the holders of Class B Common Stock, (2) in shares of Class A Common Stock to the holders of Class A Common Stock and to the holders of Class B Common Stock or (3) in any other authorized class or series of capital stock to the holders of Class A Common Stock and to the holders of Class B Common Stock.

(iv)    Except as otherwise specifically provided under clause (a)(iii) above, the Corporation shall not split, divide or combine the shares of Class A Common Stock or Class B Common Stock unless, at the same time, the Corporation splits, divides or combines, as the case may be, the shares of both the Class A Common Stock and the Class B Common Stock in the same proportion and manner.

(v)    In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive the same per share consideration in such merger or consolidation, except that, if the consideration paid to the stockholders of the Corporation shall consist in whole or in part of shares of another entity, the shares of such other entity issued to the holders of the Class B Common Stock may have greater voting rights than the shares of the other entity issued to the holders of the Class A Common Stock.

(b)    The Preferred Stock may be issued from time to time by the Board of Directors of the Corporation as herein provided in one or more series. The designations, relative rights (including voting rights), preferences, limitations and restrictions of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Article 4, to issue from time to time Preferred Stock in one or more series and to fix from time to time before issuance thereof, by filing a certificate of designations pursuant to the DGCL, the number of shares in each such series and all designations, relative rights (including the right, to the extent permitted by law, to convert into shares of any class of capital stock or into shares of any series of any class of capital stock), preferences, limitations and restrictions of the shares in each such series. Notwithstanding anything to the contrary set forth above, the powers, preferences and rights, and the qualifications, limitations and restrictions, of the Preferred Stock shall be subject to the following:

(i)    Except as otherwise specifically provided in the certificate of designations filed under the DGCL with respect to any series of Preferred Stock, the number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote irrespective of any other voting requirements set forth in Section 242(b)(2) of the DGCL, but subject in all events to compliance with the requirements of this Article 4.

(ii)    All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to the dates, if any, from which dividends thereon, if any, may accumulate. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects, except that, to the extent not otherwise limited in this Article 4, any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences, limitations and restrictions set forth in a certificate of designations filed under the DGCL with respect to any series.

(iii)    Except as otherwise specifically provided in the certificate of designations filed pursuant to the DGCL with respect to any series of Preferred Stock or as otherwise provided by law, the Preferred Stock shall not have any right to vote for the election of directors or for any other purpose and the Class A Common Stock and the Class B Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. In all instances in which voting rights are granted to the Preferred Stock or any series thereof, such Preferred Stock or series thereof shall vote with the Class A Common Stock and the Class B Common Stock as a single class, except as otherwise provided in the certificate of designations filed pursuant to the DGCL with respect to any series of Preferred Stock or as otherwise provided by law.

(iv)    In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each series of Preferred Stock shall have preference and priority over the Class A Common Stock and the Class B Common Stock for payment of the amount to which each outstanding series of Preferred Stock shall be entitled in accordance with the provisions thereof and each holder of Preferred Stock shall be entitled to be paid in full such amount, or have a sum sufficient for the payment thereof in full set aside, before any payments shall be made to the holders of the Class A Common Stock and the Class B Common Stock. After the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for the payment thereof in full set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Class A Common Stock and the Class B Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of Preferred Stock. A consolidation or merger of the Corporation with or into another entity, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article 4.